EXHIBIT 5.1

[COVINGTON & BURLING LETTERHEAD]

September 13, 2004

Calpine Corporation
50 West San Fernando Street
San Jose, CA 95113

Ladies and Gentlemen:

     We are acting as counsel to Calpine Corporation, a Delaware corporation (the “Company”), in connection with the shelf registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”) of (a) $900,000,000 in aggregate principal amount of the Company’s 4.75% Contingent Convertible Senior Notes Due November 15, 2023 (the “Convertible Notes”), issued pursuant to the Amended and Restated Indenture, dated as of March 12, 2004 (the “Indenture”), among the Company and Wilmington Trust Company, as Trustee (the “Trustee”) and (b) up to 69,230,000 shares of Common Stock of the Company, par value $.001 per share (the “Shares”), as may be issued from time to time upon conversion of the Convertible Notes, pursuant to the Registration Statement on Form S-3, File No. 333-116510, as amended to the date hereof (as so amended, the “Registration Statement”) filed with the Securities and Exchange Commission.

     We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, that all copies of documents submitted to us conform to the originals, and that the Convertible Notes have been duly authenticated by the Trustee as provided in the Indenture.

     We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

     Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that (a) the Convertible Notes constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (b) the Shares have been duly authorized and reserved for issuance upon conversion of the Convertible Notes and, when issued upon such conversion in accordance with the terms of the Convertible Notes, and assuming compliance with the Securities Act, will be validly issued, fully paid and nonassessable.

     The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defenses or statutory or constitutional rights or waivers of unmatured claims or rights, (ii) rights to indemnification, contribution or exculpation to the extent that they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy, or (iii) rights to collection or liquidated damages or penalties on overdue or defaulted obligations.

     We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York, the Delaware General Corporation Law and the Federal law of the United States of America.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Covington & Burling